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                      THOMAS K. GRUNDMAN EMPLOYMENT AGREEMENT

                                EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (as from time to time amended in accordance with the provisions hereof, this "Agreement"), is entered into this 5th day of August, 1999, by and between Thomas K. Grundman (the "Executive"), and KEY ENERGY SERVICES, INC., a Maryland corporation with its principal offices at Two Tower Center, Twentieth Floor, East Brunswick, New Jersey 08816 (the "Company").

     WHEREAS, the Company desires to retain the services of the Executive effective as of July 1, 1999 (the "Commencement Date") and the Executive desires to provide such services to the Company on the terms and conditions hereafter stated.

     NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.   Employment; Term.

     (a) Effective as of the Commencement Date, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, as the Company's Executive Vice President and Chief Financial Officer, and the Executive shall hold such position and continue employment with the Company hereunder until the close of business on July 1, 2002, unless sooner terminated in accordance with Section 5 (the "Initial Employment Period"). The above notwithstanding, on each July 1, commencing with July 1, 2002, the term of the Executive's employment hereunder shall be automatically extended for twelve (12) months (unless sooner terminated in accordance with Section 5) unless either the Executive or the Company shall have given written notice to the other that such automatic extension shall not occur, which notice shall have been given no later than sixty (60) days prior to the relevant July 1st (the Initial Employment Period, together with any extensions, until termination in accordance herewith, is referred to hereby as the "Employment Period").

     (b) The Executive shall have the responsibilities, duties and authority commensurate with his positions as the Executive Vice President and Chief Financial Officer of the Company, including without limitation the general supervision and control over, and responsibility for, the overall financial and related activities and the international operations of the Company and its Subsidiaries, subject, however, to the supervision of the Chief Executive Officer and the Board of Directors of the Company (the "Board") insofar as such Board supervision is required by applicable laws, regulations, and the Company. Such responsibilities, duties and authority shall not be expanded or contracted without the express consent of the Executive. The Executive will report only to the Chief Executive Officer, and, as appropriate, the Board.

     (c) The Executive will devote his full time and his best efforts to the business and affairs of the Company; provided, however, that nothing contained in this Section 1 shall be deemed to prevent or limit the Executive's right to: (i) make investments in the securities of any publicly-owned corporation; or (ii) make any other investments with respect to which he is not obligated or required to, and to which he does not in fact, devote substantial managerial efforts

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which materially interfere with his fulfillment of his duties hereunder; or
(iii) to serve on boards of directors and to serve in such other positions with non-profit and for-profit organizations as to which the Board may from time to time consent, which consent shall not be unreasonably withheld or delayed.

     (d) The principal location at which the Executive will substantially perform his duties will be the Company's principal offices, as set forth above. In the event the Company's principal offices are moved, the Company will pay to the Executive (i) ordinary and reasonable realtor fees and closing costs incurred in connection with the sale of the Executive's primary residence, (ii) ordinary and reasonable closing costs incurred in connection with the purchase of the Executive's new primary residence in the vicinity of the Company's new principal offices, (iii) ordinary and reasonable costs incurred to pack, transport, unpack, and insure the Executive's household furnishings and effects to his new primary residence, (iv) ordinary and reasonable fees for connecting utilities in his new primary residence, (v) ordinary and reasonable costs for trips to look for a new residence as well as up to thirty (30) days of temporary housing, and (vi) a cash bonus calculated to pay all of the federal, state and local income and payroll taxes which the Executive will incur, if any, as a result of (A) the Company's reimbursement of the preceding expenses and (B) the amount of such bonus (that is, a "gross-up" bonus).

2.   Salary; Bonuses; Expenses.

     (a) During the Employment Period, the Company will pay base compensation to the Executive at the annual rate of Two Hundred Thousand Dollars ($200,000) per year (the "Base Salary"), payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than monthly. The Company will review the Executive's Base Salary on a yearly basis promptly following the end of each fiscal year of the Company to determine if an increase is advisable, and the Base Salary may be increased (but not decreased) at the discretion of the Chief Executive Officer and the Board, taking into account, among other factors, the Executive's performance and the performance of the Company.

     (b) For each fiscal year of the Company commencing after June 30, 1999, the Executive shall be eligible to participate in the Performance Compensation Plan as well as any other incentive plan (a "Bonus Plan") for the Company's executives providing for the payment of cash bonuses, based upon the achievement of objective performance goals mutually negotiated and agreed upon in good faith in advance by the Executive, the Chief Executive Officer, and the Board. Bonuses earned under a Bonus Plan shall be payable to the Executive within ninety (90) days after the end of each fiscal year.

     (c) The Executive shall be reimbursed by the Company for reasonable travel, lodging, meal, entertainment and other expenses incurred by him in connection with performing his services hereunder in accordance with the Company's reimbursement policies from time to time in effect.

     (d) (i) Anything in this Agreement to the contrary notwithstanding, in the event it is determined that any payment, award, benefit or distribution by the Company to or for the benefit of the Executive pursuant to the terms of this Agreement or any other agreement or plan (a "Payment") is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code

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(the "Code") or any corresponding provisions of state or local income tax laws (such excise tax, together with any interest and penalties incurred with respect thereto, hereinafter collectively referred to as "Excise Tax"), the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from and against such Excise Tax and shall make to the Executive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of any Excise Tax imposed upon the Payment and the Gross-Up Payment, the Executive shall not have incurred any out-of-pocket expense for such Excise Tax. The Gross-Up Payment shall be made at least five (5) business days prior to the due date for payment of the Excise Tax.

          (ii) The Executive shall give the Company written notice of any determination by the Executive, or any claim by any taxing authority, that he owes Excise Tax on a Payment. Such notice shall be given as soon as practicable but no later than ten (10) business days after the Executive makes such determination or is informed in writing of such claim and shall apprise the Company of the amount of such Excise Tax and the date on which it
is required to be paid.   If the Company gives the Executive written notice
at least thirty (30) days prior to the due date for payment of such Excise Tax, or within ten (10) business days of having received the foregoing notice from the Employee, that it disagrees with or wishes to contest the amount of the Excise Tax, the Company and the Executive shall consult with each other and their respective tax advisors regarding the amount and payment of any Excise Tax. In the event there is a contest with any taxing authority regarding the amount of the Excise Tax, the Company shall bear and pay directly all costs and expenses (including additional interest, penalties and legal fees) incurred in connection with any contest of such Excise Tax and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax and any income tax incurred by the Executive on (x) the Gross-Up Payment (including any interest and penalties with respect thereto) and (y) the Company's payment of the Employee's costs and expenses hereunder.

3.   Stock Options.

     (a) The Company has granted to the Executive under the Key Energy Group, Inc. 1997 Incentive Plan (as amended from time to time, the "Incentive Plan") pursuant to an agreement in the standard form used for each of its senior management options to acquire three hundred thousand (300,000) shares of the Company's common stock at an exercise price of three dollars ($3.00) per share. One third (1/3) of the Options shall vest on July 1 of each calendar year, commencing July 1, 2000, and subject to the terms of the option agreements, the Incentive Plan and this Agreement, be exercisable at any time prior to May 5, 2009.

     (b) In addition to Section 3(a), for each fiscal year of the Company commencing after July 1, 1999, the Executive shall be eligible to participate in awards of stock options, at the discretion of the Board (and subject to availability), under the Incentive Plan (or any successor stock option plan). The performance goals for the grant of such options will be based on objective criteria mutually negotiated and agreed upon in good faith in advance by the Executive, the Chief Executive Officer, and the Board.

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4.   Benefit Plans; Vacations.

     In connection with the Executive's employment hereunder, he shall be entitled during the Employment Period (and thereafter to the extent provided in Section 5(f) hereof) to the following additional benefits:

     (a) At the Company's expense, such fringe benefits, including without limitation group medical and dental, life, executive life, accident and disability insurance and retirement plans and supplemental and excess retirement benefits, as the Company may provide from time to time for its senior management, but in any case, at least the benefits described on EXHIBIT A hereto.

     (b) The Executive shall be entitled to no less than the number of vacation days in each calendar year determined in accordance with the Company's vacation policy as in effect from time to time, but not less than fifteen (15) days in any calendar year (prorated in any calendar year during which he is employed hereunder for less than the entire year in accordance with the number of days in such calendar year in which he is so employed). The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives.

     (c) The Executive shall be entitled to receive an allowance of $1,100 per month, plus reimbursement for reasonable insurance and maintenance expenses, to cover costs incurred by the Executive in connection with the use of his automobile during the Employment Period.

     (d) Nothing herein contained shall preclude the Executive, to the extent he is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans which the Company may from time to time in its sole and absolute discretion make available generally to its personnel, or for personnel similarly situated, but the Company shall not be required to establish or maintain any such program or plan except as may be otherwise expressly provided herein.

     (e) The Company shall pay the initiation fee and any other initial membership fee for the Executive to become and remain a member of one private country club, golf club, tennis club or similar club or association for business use selected by the Executive and approved by the Company, which approval shall not be unreasonably withheld or delayed. In addition, the Company shall pay all annual or other periodic fees, dues and costs, for the Executive's membership in such club or association.

     (f) The Company will reimburse the Executive for the following out-of-pocket expenses that he incurs in connection with the relocation of his primary residence from Pittsburgh, Pennsylvania to within commuting distance of the Company's principal offices: (i) ordinary and reasonable realtor fees and closing costs incurred in connection with the sale of the Executive's current primary residence, (ii) ordinary and reasonable closing costs incurred in connection with the purchase of the Executive's new primary residence, (iii) ordinary and reasonable costs incurred to transport the Executive's household furnishings and effects to his new primary residence,
(iv) ordinary and reasonable fees for connecting utilities in the Executive's new primary residence, and (v) ordinary and reasonable costs for up to thirty
(30) days of temporary housing. On or prior to April 15, 2000, the Company shall pay the Executive a

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cash bonus calculated to pay all of the federal, state and local income and payroll taxes which the Executive will incur, if any, as a result of (i) the Company's reimbursement of the preceding expenses and (ii) the amount of the bonus (that is, a "gross-up" bonus).

5.   TERMINATION, CHANGE OF CONTROL AND REASSIGNMENT OF DUTIES.

     (a) TERMINATION BY COMPANY. The Company shall have the right to terminate the Executive's employment under this Agreement and the Employment Period for Cause (as defined below) at any time without obligation to make any further payments to the Executive hereunder except the compensation described in Section 5(g). The Company shall have the right to terminate the Executive's employment hereunder, and the Employment Period for any reason other than for Cause only upon at least ninety (90) days prior written notice to him, except as otherwise provided in Section 5(b), which Section shall apply in the event the Executive becomes unable to perform his obligations hereunder by reason of Disability (as defined below). In the event the Company terminates the Executive's employment hereunder for any reason other than for Cause or Disability, then for the purpose of effecting a transition during the ninety (90) day notice period of the Executive's management functions from the Executive to another person or persons, during such period the Company may reassign the Executive's duties hereunder to another person or other persons. Such reassignment shall not reduce the Company's obligations hereunder to make salary, bonus and other payments to the Executive and to provide other benefits to him during the remainder of his employment and, if applicable, following the termination of employment.

          As used in this Agreement, the term "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than (A) any such willful or continued failure resulting from his incapacity due to physical or mental illness or physical injury or (B) any such actual or anticipated failure after the issuance of a notice of termination by the Executive for Good Reason (as defined below)), after demand for substantial performance is delivered by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or (iii) the conviction of the Executive of a felony by a court of competent jurisdiction ; or (iv) willful violation of the Key Energy Group, Inc. Policy Regarding Acquisition, Ownership and Disposition of Company Securities, as amended from time to time. For purposes of this paragraph, no act, or failure to act on the part of the Executive shall be considered "willful" unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive's employment shall not be deemed to have been terminated for Cause unless (A) reasonable notice shall have been given to him setting forth in detail the reasons for the Company's intention to terminate for Cause, and if such termination is pursuant to clause (i) or
(ii) above and any damage to the Company is curable, only if Executive has been provided a period of ten (10) business days from receipt of such notice to cease the actions or inactions and otherwise cure such damage, and he has not done so; (B) an opportunity shall have been provided for the Executive, together with his counsel, to be heard before the Board; and (C) if such termination is pursuant to clause (i) or (ii) above, delivery shall have been made to the Executive of a notice of termination from the Board finding that in the good faith

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opinion of a majority of the Board (excluding the Executive) he was guilty of conduct set forth in clause (i) or (ii) above, and specifying the particulars thereof in detail.

     (b) TERMINATION UPON DISABILITY AND TEMPORARY REASSIGNMENT OF DUTIES DUE TO DISABILITY.

          (i) If the Executive becomes totally and permanently disabled during the Employment Period so that he is unable to perform his obligations hereunder by reasons involving physical or mental illness or physical injury
(A) for a period of ninety (90) consecutive days during the Employment Period, or (B) for an aggregate of ninety (90) days during any period of twelve (12) consecutive months during the Employment Period ("Disability"), then the Executive's employment hereunder and the Employment Period may be terminated by the Company within sixty (60) days after the expiration of said ninety (90) day period (whether consecutive or in the aggregate, as the case may be), said termination to be effective ten (10) days after written notice to the Executive, provided that the Executive shall have remained unable to perform his obligations hereunder by reason of such illness or injury as of the date of such termination notice. In the event the Company shall give a notice of termination under this Section 5(b)(i), then the Company may reassign the Executive's duties hereunder to another person or other persons. Such reassignment shall not reduce the Company's obligations hereunder to make salary, bonus and other payments to the Executive and to provide other benefits to him, during the remainder of his employment and, if applicable, following the termination of employment.

          (ii) During any period that the Executive is totally disabled such that he is unable to perform his obligations hereunder by reason involving physical or mental illness or physical injury, as determined by a physician chosen by the Company and reasonably acceptable to the Executive (or his legal representative), the Company may reassign the Executive's duties hereunder to another person or other persons, provided if the Executive shall again be able to perform his obligations hereunder prior to the termination of the Executive's employment hereunder and the Employment Period in accordance with Section 5(b)(i), all such duties shall again be the Executive's duties. The cost of any examination by such physician shall be borne by the Company. Notwithstanding the foregoing, if the Executive has been unable to perform his obligations hereunder by reasons involving physical or mental illness or physical injury for a period of ninety (90) consecutive days during the Employment Period or an aggregate of ninety (90) days during any period of twelve (12) consecutive months during the Employment Period, then a determination by a physician of disability will not be required prior to any such reassignment. Any such reassignment shall not be a termination of employment and in no event shall such reassignment reduce the Company's obligation to make salary, bonus and other payments to the Executive and to provide other benefits to him under this Agreement during his employment or, if applicable, following a termination of employment.

     (c) TERMINATION BY EXECUTIVE. The Executive's employment hereunder and the Employment Period may be terminated by the Executive by giving written notice, to the Company as follows: (i) at any time (for any reason other than Good Reason) by notice of at least thirty (30) days; (ii) at any time for a Good Reason, effective upon giving notice of such; or (iii) at any time (without any prior notice), if his health should become impaired, provided he has obtained a written statement from a qualified doctor to such effect, effective upon giving such

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notice.  In the event of a termination by the Executive of his employment, the Company may reassign the Executive's duties hereunder to another person or other persons.

As used herein, a "GOOD REASON" shall mean any of the following:

     (1) Failure of the Board to elect the Executive as Executive Vice President and Chief Financial Officer of the Company, or removal from the office of Executive Vice President and Chief Financial Officer of the Company provided that such failure or removal is not in connection with (1) a termination of the Executive's employment hereunder for Cause in accordance with Section 5(a) or, (2) a termination of Executive's employment (or reassignment of the Executive's duties) by the Company for Disability or other than for Cause in accordance with Section 5(a) or Section 5(b), and provided further that any notice of termination hereunder shall be given by the Executive within ninety (90) days of such failure or removal; or

     (2) Material change by the Company in the Executive's authority, functions, duties or responsibilities as Executive Vice President and Chief Financial Officer of the Company (including without limitation material changes in the control or structure of the Company) which would cause his position with the Company to become of materially less responsibility, importance, scope or dignity than his position as of July 1, 1999, provided that (I) such material change is not in connection with a termination of Executive's employment hereunder for Cause in accordance with Section 5(a),
(II) such material change is not made in accordance with Section 5(a) or
Section 5(b) following a termination of Executive's employment by the Company other than for Cause or Disability, (III) such material change is not made in accordance with Section 5(b) pertaining to Disability, including without limitation the time period restrictions applicable thereunder, and (IV) any notice of termination hereunder shall be given by him within ninety (90) days of when he becomes aware of such change; or

     (3) Failure by the Company to comply with any provision of Section 1(d), 2, 3(b), or 4 of this Agreement, which has not been cured within fifteen (15) days after notice of such noncompliance has been given by the Executive to the Company, provided any notice of termination hereunder shall be given by the Executive within ninety (90) days after the end of such fifteen (15) day period; or

     (4) Failure by the Company to obtain an assumption of this Agreement (by operation of law or in writing) by a successor in accordance with Section 16 unless payment or provision for payment and provision for continuation of benefits under this Agreement have been made as required by Section 16; or

     (5) Any purported termination by the Company of the Executive's employment which is not effected in accordance with the terms of this Agreement, including without limitation pursuant to a notice of termination not satisfying the requirements set forth herein (and for purposes of this Agreement no such purported termination by the Company shall be effective), which has not been cured within ten (10) days after notice of such non-conformance has been given by the Executive to the Company, provided any notice of termination hereunder shall be given by the Executive within thirty
(30) days of receipt of notice of such purported termination; or

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     (6)  At the Executive's election at any time following, but prior to the first anniversary of, a Change of Control (as defined below), effective upon giving such notice.

As used herein, a "CHANGE OF CONTROL" means that any of the following events has occurred:

                    a. Any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (or any successor provision) (the "Exchange Act"), other than the Company, becomes the beneficial owner directly or indirectly of more than twenty-five percent (25%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision), or otherwise becomes entitled to vote more than twenty-five percent (25%) of the voting power entitled to be cast at elections for directors ("Voting Power") of the Company, or in any event such lower percentage as may at any time be provided for in any similar provision for any director or officer of the Company or of any Subsidiary approved by the Board; or

                    b. If the Company is subject to the reporting requirements of Section 13 or 15(d) (or any successor provision) of the Exchange Act, any person (as defined in Section 3(a)(9) of the Exchange Act), other than the Company, purchases shares pursuant to a tender offer or exchange offer to acquire Common Stock of the Company (or securities convertible into or exchangeable for or exercisable for Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner, directly or indirectly, of more than twenty-five percent (25%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision) or such lower percentage as may at any time be provided for in any similar provision for any director or officer of the Company or of any Subsidiary approved by the Board; or

                    c. The stockholders of the Company or the Board shall have approved any consolidation or merger of the Company (1) in which the Company is not the continuing or surviving corporation unless such merger is with a Subsidiary at least eighty percent (80%) of the Voting Power of which is held by the Company, or (2) pursuant to which the holders of the Company's shares of Common Stock immediately prior to such merger or consolidation would not be the holders immediately after such merger or consolidation of at least a majority of the Voting Power of the Company or such lower percentage as may at any time be provided for in any similar provision for any director or officer of the Company or of any Subsidiary approved by the Board; or

                    d. The stockholders of the Company or the Board shall have approved any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

                    e. Upon the election of one or more new directors of the Company, a majority of the directors holding office, including the newly elected directors, were not nominated as candidates by a majority of the directors in office immediately before such election.

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As used in this definition of Change of Control, (i) "Common Stock" means the common stock of the Company, $0.10 par value per share, and any class of common stock into which such shares may hereafter be converted, reclassified or recapitalized, or if changed, the capital stock of the Company as it shall be constituted from time to time entitling the holders thereof to share generally in the distribution of all assets available for distribution to the Company's stockholders after the distribution to any holders of capital stock with preferential rights, and (ii) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations (except the last corporation in the chain) owns stock possessing 50% or more of the total combined Voting Power of all classes of stock in one of the other corporations in such claim.

     (d)  SEVERANCE COMPENSATION.

          (i) TERMINATION FOR GOOD REASON OR OTHER THAN FOR CAUSE. In the event the Executive's employment hereunder is terminated (A) by the Executive for a Good Reason or (B) by the Company other than for Cause, Disability or death (including without limitation in the event the Company elects at any time not to automatically extend the Executive's employment hereunder pursuant to Section 1(a) hereof), the Executive shall be entitled, in addition to the other compensation and benefits herein provided for, to severance compensation in an aggregate amount equal to three (3) times his Base Salary at the rate in effect on the termination date, payable in thirty-six (36) substantially equal monthly installments commencing at the end of the calendar month in which the termination date occurs; provided, however, that if the Executive's employment is terminated within one (1) year following a Change of Control or is terminated by the Company other than for Cause, Disability or death in anticipation of a Change of Control, the severance compensation referred to above shall be payable in one lump sum on the date of such termination.

          (ii) TERMINATION FOLLOWING DISABILITY. In the event the Executive's employment should be terminated by the Company as a result of Disability in accordance with Section 5(b) hereof, then the Executive shall be entitled, in addition to the other compensation and benefits herein provided for, to severance compensation in an aggregate amount equal to three
(3) times his Base Salary at the rate in effect on the termination date plus the average bonus the Company has paid to the Executive, if any, for the two fiscal years of the Company immediately preceding such termination of employment (or such shorter term as the Executive has been employed by the Company) (or, if termination is prior to the end of the fiscal year beginning July 1, 1999, a deemed bonus of 20% of Base Salary), payable in thirty-six (36) substantially equal monthly installments commencing at the end of the calendar month in which the termination date occurs, reduced by the amount of any disability insurance proceeds actually paid to the Executive or for his benefit during the said time period.

          (iii) CHANGE OF CONTROL FOLLOWING TERMINATION. In the event there is a Change of Control after Executive's employment is terminated and while Executive is entitled to severance compensation as described above, any such severance compensation which remains unpaid as of the Change of Control shall be paid in one lump sum as of the Change of Control.

          (iv) TERMINATION FOR DEATH. In the event of the executive's death during the Employment Period, the Executive's estate shall not be entitled to any severance compensation.

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     (e)  EFFECT OF TERMINATION OR CHANGE OF CONTROL UPON EQUITY COMPENSATION.

          (i) In the event the Executive's employment hereunder is terminated by the Company for any reason other than for Cause, Disability or death (including without limitation an election by the Company not to automatically extend the Executive's employment hereunder pursuant to the second sentence of Section 1(a) hereof), or in the event the Executive should terminate his employment for Good Reason, then, unless the provisions of
Section 5(e)(iv) hereof shall apply, any restricted stock or options (including without limitation the stock options referred to in Section 3(a)) held by the Executive entitling the Executive to retain or purchase securities of the Company which have not vested prior to the effective date of such termination shall immediately vest and become exercisable as if (A) the Executive's employment with the Company had not terminated and the Executive remained employed with the Company up to and including the next July 1st following the effective date of such termination, or (B) if the Executive's employment is terminated prior to July 1, 2001, the Executive's employment with the Company had not terminated and the Executive remained employed with the Company up to and including July 1, 2001, and any restricted stock or options not vested as of such July 1st shall be forfeited. Any options or restricted stock held by the Executive entitling the Executive to retain or purchase securities of the Company which have vested prior to the effective date of such termination shall remain subject to the terms and provisions of the plan and agreement under which they were awarded.

          (ii) In the event the Executive's employment hereunder is terminated by the Company for Cause, then effective upon the date such termination is effective, any restricted stock or options (including without limitation the stock options referred in Section 3(a)) which have not vested prior to the effective date of such termination shall be forfeited. Any options or restricted stock held by the Executive entitling the Executive to retain or purchase securities of the Company which have vested prior to the effective date of such termination shall remain subject to the terms and provisions of the plan and agreement under which they were awarded.

          (iii) In the event of the Executive's death while employed or in the event that the Executive's employment should terminate as a result of Disability, then, unless the provisions of Section 5(e)(iv) hereof shall apply, any restricted stock or options (including without limitation the stock options referred to in Section 3(a)) held by the Executive entitling the Executive to retain or purchase securities of the Company which have not vested prior to the effective date of such termination shall vest and shall remain subject to the terms and provisions of the plan and agreement under which they were awarded.

          (iv) In the event of a Change of Control while the Executive is employed, then as of the date immediately prior to the date such Change of Control shall occur, any restricted stock or options (including without limitation the stock options referred to in Section 3(a)) held by the Executive entitling the Executive to retain or purchase securities of the Company, which restricted stock or options are subject to vesting, shall, notwithstanding any contrary provision in the agreement or plan pursuant to which such restricted stock or options were granted, become fully vested and any such options shall become exercisable as of such date and shall remain exercisable during the respective terms of such options, unless his employment shall sooner terminate. In the event of any termination of his employment within one (1) year following the date an option becomes fully exercisable in accordance with the terms of this Section 5(e)(iv),

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

then the applicable exercise period shall be at least twelve (12) months following the date of termination or such longer period as set forth in the pertinent option agreement.

     (f)  Continuation of Benefits.

          (i) Subject to Section 5(f)(ii) hereof, in the event that Executive's employment hereunder is terminated by the Executive for a Good Reason or by the Company other than for Cause or death (including without limitation, Disability or in the event the Company elects not to automatically extend the Executive's employment hereunder pursuant to the second sentence of Section 1(a) hereof), the Executive shall continue to be entitled to the benefits that the Executive was receiving or to which the Executive was entitled as of the date immediately preceding the applicable termination date pursuant to Section 4 hereof (other than the benefits provided under Section 4(b)) at the Company's expense for a period of time following the termination date ending on the first to occur of (I) the third anniversary of the termination date or (II) the date on which the Executive commences full-time employment by another employer, but only if and to the extent the Executive is eligible to receive through such other employer benefits which are at least equivalent on an aggregate basis to those benefits the Executive was receiving or to which the Executive was entitled under Section 4 hereof as of the day immediately preceding the applicable termination date. If because of limitations required by third parties or imposed by law, the Executive cannot be provided such benefits through the Company's plans, then the Company will provide the Executive with substantially equivalent benefits, on an aggregate basis, at the Company's expense. For purposes of the determination of any benefits which require a particular period of employment by the Company and/or the attainment of a particular age while employed by the Company in order to be payable, the Executive shall be treated as having continued in the employment of the Company during such period of time as the Executive is entitled to receive benefits under this Section 5(f). At such time as the Company is no longer required to provide the Executive with life and/or disability insurance, as the case may be, the Executive shall be entitled at the Executive's expense to convert such life and disability insurance, as the case may be, except if and to the extent such conversion is not available from the provider of such insurance.

          (ii) In the event the Executive's employment is terminated following a Change of Control or is terminated by the Company other than for Cause in anticipation of a Change of Control, the Company shall pay to the Executive, in lieu of providing the benefits contemplated by Section 5(f)(i) above, an amount in cash equal to the aggregate reasonable expenses that the Company would incur if it were to provide such benefits for a period of time following the termination date ending on the third anniversary of the termination date, which amount shall be paid in one lump sum on the date of such termination.

          (iii) In the event the Executive's employment is terminated by reason of death, the Executive's spouse and her dependents shall be entitled for a period of thirty-six months to receive coverage at the Company's expense under the Company's group medical and dental plans at least equivalent to the coverage the Executive was receiving as of the day immediately preceding his death.

     (g) ACCRUED COMPENSATION. In the event of any termination of the Executive's employment for any reason, the Executive (or his estate) shall be paid (i) such portion of his

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

Base Salary by virtue of his employment during the period prior to termination and has not yet been paid, including any accrued but unpaid vacation pay, (ii) any prior fiscal year bonus earned but not paid, (iii) provided the Executive's employment was not terminated by the Company for Cause or by the Executive for any reason other than Good Reason, a pro-rata portion (based upon the number of days of employment during the fiscal year) of any bonus for the current fiscal year, so long as (A) the performance goals required to be achieved in order to earn such bonus had been established and (B) it is reasonably likely that such goals would have been achieved had the Executive remained employed with the Company for the remainder of the fiscal year, (iv) any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid, including without limitation any sums due under Sections 2(c), 4(c), 4(e) and 4(f), and
(v) any Gross Up Payment which may become due under the terms of Section 2(d). Such amounts shall be paid within ten (10) days of the termination date.

     (h) RESIGNATION. If the Executive's employment hereunder shall be terminated by him or by the Company in accordance with the terms set forth herein, then effective upon the date such termination is effective, he will be deemed to have resigned from all positions as an officer and Director of the Company and of any of its Subsidiaries, except as the parties (or with respect to positions with a Subsidiary, the Executive and such Subsidiary) may otherwise agree.

6.   Limitation on Competition.

     During the Employment Period, and for such period thereafter (A) as the Executive is entitled to receive severance compensation under this Agreement, or (B) in the event payment of the Executive's severance compensation is accelerated due to a Change of Control, for a period of twelve months following the Employment Period, or (C) in the event the Executive's employment is terminated by the Company for Cause or the Executive terminates his employment without Good Reason, for a period of twelve months following the Employment Period, (i) the Executive shall not, directly or indirectly, without the Company's prior written consent, participate or engage in, whether as a director, officer, employee, advisor, consultant, investor, lender, stockholder, partner, joint venturer, owner or in any other capacity (other than as an outside banker or investment banker), any business engaged in the business of furnishing oil field services or onshore drilling of natural gas or crude oil in the United States, provided, however, that the Executive shall not be deemed to be participating or engaging in any such business solely by virtue of his ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market; (ii) the Executive shall not, without the Company's prior written consent, (A) solicit (other than by way of generalized employment advertising undertaken in the ordinary course of business) the service of or employ any management employee of the Company for the Executive's own benefit or for the benefit of any person or entity other than the Company, (B) induce any such employee to leave employment with the Company, or (C) employ or cause any other person or entity other than the Company to employ any former management employee of the Company whose termination of employment with the Company occurred less than six (6) months prior to such employment by the Executive or such other person or entity; and (iii) the Executive shall not, without the Company's prior written consent, (A) induce or attempt to induce any customer, supplier or contractor of the Company to terminate or breach any agreement or arrangement with the Company, or (B) induce or attempt to induce any

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

customer, supplier x or contractor of the Company (including any prospective customer, supplier or contractor which the Company is actively pursuing prior to the Executive's termination of employment), not to enter into any agreement or arrangement with the Company.

          The Executive agrees and acknowledges that a portion of the consideration to be paid by the Company to the Executive pursuant to this Agreement is in consideration of the covenants under this Section 6 and that such consideration is fair and adequate, even though the Executive will not receive any severance compensation in the event he terminates his employment with the Company other than for Good Reason or the Company terminates his employment for Cause. The Employee acknowledges and agrees that any breach or anticipatory breach by him of any of the provisions of this Section 6 would cause the Company irreparable injury not compensable by monetary damages alone and that, accordingly, in any such event, the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach without the necessity of showing irreparable injury (and the Employee hereby consents to the issuance thereof without bond by a court of competent jurisdiction),

7.   Confidential Information.

     The Executive acknowledges that during the course of his employment with the Company he will have access to trade secrets, confidential and proprietary information and know-how of the Company ("Confidential Information"). Except in the ordinary course of properly performing his duties for the Company, the Executive shall not at any time, without the Company's prior written consent while employed or after termination of his employment, disclose, communicate or divulge, or use for the benefit of himself or of any third party, any of the Confidential Information of the Company. In the event the Executive learns during his employment with the Company any trade secrets, confidential or proprietary information or know-how of any customer, supplier or contractor of the Company, the Executive shall maintain the confidence of such information in accordance with the Company's obligation to such customer, supplier or contractor, provided the Executive has actual notice of the Company's obligation therefor.

8.   RETURN OF MATERIALS.

     Upon termination of the Executive's employment for any reason, the Executive shall promptly deliver to the Company or, with the Company's consent, destroy all documents and other materials in the Executive's possession or custody (whether prepared by the Executive or others) that the Executive obtained from the Company or a customer, supplier or contractor of the Company during the Employment Period and which relate to the past, present or anticipated business and affairs of the Company, including without limitation, any Confidential Information.

9.   ENFORCEABILITY.

     If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any such provision necessary to make it valid and enforceable shall be

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

deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

10.  LEGAL EXPENSES.

     The Company shall pay the Executive's reasonable fees for legal and other related expenses associated with any disputes arising hereunder or under the stock option agreements referred to herein if either a court of competent jurisdiction or an arbitrator shall render a final judgement or an arbitrator's final decision in favor of the Executive on the issues in such dispute, from which there is no further right of appeal. If it shall be determined in such judicial adjudication or arbitration that the Executive is successful on some of the issues in such dispute, but not all, then the Executive shall be entitled to receive a portion of such legal fees and other expenses as shall be appropriately prorated. The Company shall pay the Executive's reasonable legal fees (not in excess of $7,500) and related expenses for the preparation and review of this Agreement.

11.  NOTICES.

     All notices which the Company is required or permitted to give to the Executive shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Executive at his primary residence, or at such other place as the Executive may from time to time designate in writing, or by personal delivery to the Executive, or by facsimile to the Executive with oral confirmation of his receipt and with a copy immediately sent to the Executive by first class U.S. Mail, and to counsel for the Executive as may be requested in writing by the Executive from time to time. All notices which the Executive is required or permitted to give to the Company shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Company at the address set forth above, or at such other address as the Company may from time to time designate in writing, or by personal delivery to the Chief Executive Officer of the Company, or by facsimile to the Chief Executive Officer with oral confirmation of his receipt and with a copy immediately sent to the Chief Executive Officer by first class U.S. Mail, and to counsel for the Company as may be requested in writing by the Company. A notice will be deemed given upon personal delivery, the mailing thereof or delivery to an overnight courier for delivery the next business day, or the oral confirmation of receipt by facsimile, except for a notice of change of address, which will not be effective until receipt, and except as otherwise provided in Section 5(a).

12.  WAIVERS.

     No waiver by either party of any breach or nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement. Any waiver of any provision of this Agreement must be in writing and signed by the party granting the waiver.

13.  HEADINGS; OTHER LANGUAGE.

     The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, as the context

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

may require, the singular includes the plural and the singular, the masculine gender includes both male and female reference, the word "or" is used in the inclusive sense and the words "including", "includes", and "included" shall not be limiting.

14.  COUNTERPARTS.

     This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.

15.  AGREEMENT COMPLETE; AMENDMENTS.

     Effective as of the Commencement Date, this Agreement, together with the Exhibits hereto and the agreements referred to herein, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by both of the parties hereto, provided, however, that the immediately foregoing provision shall not prohibit the termination of rights and obligations under this Agreement which termination is made in accordance with the terms of this Agreement.

16. BENEFIT OF THE SUCCESSORS AND PERMITTED ASSIGNS OF THE RESPECTIVE PARTIES HERETO.

     This Agreement and the rights and obligations hereunder are personal to the Company and the Executive and are not assignable or transferable to any other person, firm or corporation without the consent of the other party, except as contemplated hereby; provided, however, in the event of the sale, merger or consolidation of the Company, whether or not the Company is the surviving or resulting corporation, the transfer of all or substantially all of the assets of the Company, or the voluntary or involuntary dissolution of the Company, then the surviving or resulting corporation or the transferee or transferees of the Company's assets shall be bound by this Agreement and the Company shall take all actions necessary to insure that such corporation, transferee or transferees are bound by the provision of this Agreement, and provided, further, this Agreement shall inure to the benefit of the Executive's estate, heirs, executors, administrators, personal and legal representatives, distributees, devisees, and legatees. Notwithstanding the foregoing provisions of this Section 16, the Company shall not be required to take all actions necessary to insure that a buyer, survivor, transferee or transferees of the Company's assets ("Transferee") are bound by the provisions of this Agreement and such Transferee shall not be bound by the obligations of the Company under this Agreement if the Company shall have (a) paid to the Executive or made provision satisfactory to the Executive for payment to him of all amounts which are or may become payable to him hereunder in accordance with the terms hereof and (b) made provision satisfactory to the Executive for the continuance of all benefits required to be provided to him in accordance with the terms hereof, in each case as if the Executive had been terminated without Cause in anticipation of a Change of Control.

17.  GOVERNING LAW.

     This Agreement will be governed and construed in accordance with the law of New Jersey applicable to agreements made and to be performed entirely within such state, without giving effect to the conflicts of laws principles thereof.

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

18.  SURVIVAL.

     The covenants, agreements, representations, warranties and provisions contained in this Agreement that are intended to survive the termination of the Executive's employment hereunder and the termination of the Employment Period shall so survive such termination.

19.  INTERPRETATION.

     The Company and the Executive each acknowledge and agree that this Agreement has been reviewed and negotiated by such party and its or his counsel, who have contributed to its revision, and the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                       KEY ENERGY SERVICES, INC.


                                       By: /s/ Francis D. John
                                          ---------------------------
                                          Francis D. John
                                          President and Chief Executive Officer


/s/ Thomas K. Grundman
------------------------
THOMAS K. GRUNDMAN

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

                                     EXHIBIT A

                               Company Paid Coverages

1. Life Insurance. $1,000,000 (with a physical exam), payable to beneficiary designated by the Executive.

2. Long Term Disability Insurance. Salary continuation benefit for total disability. Benefit commences with ninetieth day of disability and continues to a maximum of age sixty-five. Annual maximum benefit shall be 60% of the Base Salary.

3. Medical and Dental Plan. Comprehensive medical and dental plans available to the Company's senior management.

4.  Director and Officer Liability Insurance.

5. Voluntary annual physicals at the Executive's option, with a report by the examining physician to the Board regarding the Executive's ability to perform job related functions.



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